Exhibit 19.1

Axsome Therapeutics, Inc.

Insider Trading Policy

The following is the insider trading policy (this “Policy”) of Axsome Therapeutics, Inc. (the “Company”) and outlines the procedures that all Company personnel must follow. Failure to comply with these procedures could result in a serious violation of the securities laws by you and/or the Company and can involve both civil and criminal penalties. It is important that you review this Policy carefully. This Policy provides as follows:

I.
PURPOSE

In order to comply with federal and state securities laws governing (a) trading in Company and other company securities while in the possession of “material nonpublic information,” and (b) tipping or disclosing material nonpublic information to others, and in order to, among other things, prevent even the appearance of improper insider trading or tipping, protect the Company from controlling person liability, and protect the reputation of the Company, its directors, officers, and employees, the Company has adopted this Policy for all of its directors, officers, and employees, their family members, and specially designated outsiders, such as consultants, who may have access to material nonpublic information.

II.
SCOPE

a.
This Policy covers all insiders, which includes all directors, officers, and employees of the Company, their family members, and any corporations, partnerships, trusts, or other entities owned or controlled by the foregoing persons, and any trusts in which such persons are trustees or beneficiaries (“Applicable Trusts”), or any corporation in which such persons hold more than 20% of the equity or voting rights (“Applicable Corporations”) (collectively, the “Insiders”), and any outsiders whom the Compliance Officer (as defined below) may designate as Insiders because they have or may gain access to material nonpublic information concerning the Company. For purposes of this Policy, “family members” include people who live with Company directors, officers, and/or employees, or are financially dependent on them, and also include those whose transactions in securities are directed by Company directors, officers, and/or employees or are subject to their influence or control. Each employee, officer, consultant, and director is personally responsible for the actions of their family members and other persons with whom they have a relationship who are subject to this Policy, including any pre-clearances required.

b.
This Policy applies to any and all transactions in the Company’s and any other company’s securities, including (unless specifically excluded herein) its common stock and options to purchase common stock, and any other type of securities that the Company or any other company may issue, such as preferred stock, convertible debentures, warrants, and exchange-traded options or other derivative securities. Transactions subject to this Policy include, but are not necessarily limited to, purchases and sales (including short-selling), whether in the open market or with the Company or any other company; transfers to anyone or any entity, whether with or without consideration; gifts; pledging of shares or options; and the granting of an option to

DOCPROPERTY DOCXDOCID DMS=IManage Format=<<NUM>>.<<VER>> PRESERVELOCATION \* MERGEFORMAT 199204261.8

acquire an Insider’s interest in the Company’s or any other company’s securities.

c.
This Policy will be delivered to all directors, officers, employees, and designated outsiders upon its adoption by the Company and to all new directors, officers, employees, and designated outsiders at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy or any revised versions, each Insider must sign an acknowledgement that he or she has received a copy and agrees to comply with this Policy’s terms. Officers, employees, directors, and certain designated Insiders, and outsiders may be required to certify compliance with this Policy on an annual basis.

d.
This Policy continues to apply following termination of employment or other relationship with the Company until after the second trading day that any material nonpublic information in your possession has become public or is no longer material provided, however, for equity compensation plans requiring exercise within a specific period post-termination (e.g., 90 days), such persons may seek approval from the Compliance Officer (as defined below) to sell such equity upon exercise. The Compliance Officer, in consultation with the Committee (as defined below), may grant approval if it does not violate insider trading laws and regulations.

III.
INSIDER TRADING AND COMPLIANCE COMMITTEE

The Insider Trading Compliance Committee (the “Committee”) will consist of the Company’s Chief Operating Officer, Chief Financial Officer, General Counsel, and the Company’s Insider Trading Compliance Officer (the “Compliance Officer”). The Company’s Chief Financial Officer or the Company’s General Counsel shall act as the Compliance Officer; provided, however, that if either the Chief Financial Officer or the General Counsel is a party to a proposed trade, transaction or inquiry relating to this Policy, the other shall act as the Compliance Officer with respect to such proposed trade, transaction or inquiry. The Committee will review and either approve or prohibit all proposed trades by Insiders and designated outsiders in accordance with the procedures set forth in Section V(d) below. In addition to the trading approval duties described in Section V(d) below, the duties of the Compliance Officer will include the following:

a.
Administering this Policy and monitoring and enforcing compliance with all provisions and procedures of this Policy;

b.
Responding to all inquiries relating to this Policy and its procedures;

c.
Designating and announcing Special Blackout Periods, (as defined below);

d.
Providing copies of this Policy and other appropriate materials to all current and new directors, officers, and employees, and such outsiders who the Compliance Officer determines have or may gain access to material nonpublic information concerning the Company;

e.
Administering, monitoring, and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 15, 20A, and 21A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and Rule 144 under the Securities

Act of 1933, as amended (the “Securities Act”), and related regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or The Nasdaq Stock Market LLC (“Nasdaq”);

f.
Assisting in the preparation and filing of all reports required to be filed by the Company under the Exchange Act relating to insider trading in the Company’s securities, including without limitation Forms 3, 4, 5, and 144 and Schedules 13D and 13G (“SEC Reports”);

g.
Revising this Policy as necessary to reflect changes in federal or state insider trading laws and regulations or the regulations of FINRA or Nasdaq;

h.
Maintaining as Company records, originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, as well as copies of all SEC Reports; and

i.
Designing and requiring training about the obligations of this Policy as the Compliance Officer considers appropriate.

The Compliance Officer may designate one or more individuals who may perform their duties or the duties of the other member of the Committee in the event that they or the other Committee member is unable to or unavailable to perform such duties.

IV.
DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

a.
“Material” Information.

There is no bright-line rule as to what constitutes “material” information. Generally speaking, information about a company is “material” if there is a substantial likelihood that a reasonable stockholder would consider the information important in making a decision to buy or sell such company’s securities or, stated another way, if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about such company. In simple terms, material information is any type of information that could reasonably be expected to affect the price of such company’s securities beyond normal daily fluctuations. While it is not possible to identify all information that would be deemed “material,” with respect to the Company, the following types of information ordinarily would be considered material:

i.
Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity;

ii.
Company projections and strategic plans;

iii.
Clinical results of the Company’s product candidates;

iv.
Potential mergers and acquisitions or the sale of Company assets or subsidiaries;

v.
Partnership agreements for the Company’s product candidates;

vi.
New major contracts, orders, suppliers, customers, or finance sources,

or the loss thereof;

vii.
Major discoveries or significant changes or developments in product candidates or product lines, clinical trial results, research or technologies;

viii.
Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts;

ix.
Sales of the Company’s securities by the executive officers of the Company (the “Executive Officers”) (i.e., each officer of the Company who has been designated by the Company’s Board of Directors (the “Board”) as an Executive Officer for purposes of the reporting requirements and trading restrictions of Section 16 of the Exchange Act);

x.
Significant changes in senior management;

xi.
Significant labor disputes or negotiations;

xii.
Actual or threatened major litigation or the resolution thereof;

xiii.
Content of material formal regulatory responses to the Company; or

xiv.
Impending bankruptcy or the existence of severe liquidity problems;

If you are unsure whether information of which you are aware is material or nonpublic, you should consult with the Compliance Officer.

b.
“Nonpublic” Information.

Material information is “nonpublic” if it has not been widely disseminated to the public in a manner making it available to investors generally, including, without limitation, through major newswire services, national news services and financial news services, or the filing of public documents as required with the U.S. Securities and Exchange Commission (the “SEC”). For the purposes of this Policy, information will be considered public (i.e., no longer “nonpublic”) after the close of trading on the second full trading day following a company’s widespread public release of the information.

V.
STATEMENT OF COMPANY POLICY AND PROCEDURES

a.
Prohibited Activities:

i.
No Insider may trade in Company securities while possessing material nonpublic information concerning the Company.

ii.
No Insider may trade in Company securities during any Special Blackout Periods designated by the Compliance Officer.

iii.
No Insider may trade in Company securities unless the trade(s) have been approved by the Committee in accordance with the procedures set forth in Section V(d) below. Other than as required pursuant to Section V(a)(xi) below, Insiders who wish to sell Company securities in order to realize their profits are strongly encouraged to sell their securities pursuant to a predetermined written plan meeting the requirements of Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”) that is approved by the Committee. To the extent possible, Insiders should retain all records and documents that support their reasons for making each trade.

iv.
Neither member of the Committee may trade in Company securities unless the trade(s) have been approved by the other member of the Committee and the Company’s outside legal counsel in accordance with the procedures set forth in Section V(d) below.

v.
No Insider may “tip” or disclose material nonpublic information concerning the Company to any person unless required as part of that Insider’s regular duties for the Company. In any instance in which such information is disclosed to outsiders, the Company shall take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.

vi.
No Insider may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that Insiders should advise others not to trade if they have knowledge that doing so might violate the law or this Policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess material nonpublic information about the Company.

vii.
No Insider may trade in any interest or position relating to the future price of Company securities, such as a put, call, short sale, or other derivative short position.

viii.
No Insider may engage in hedging or monetization transactions (including but not limited to zero-cost collars, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments) involving Company securities, as such transactions allow the holder to continue to own Company securities without the full risks and rewards of ownership, and as a result, the Insider may not have the same objectives as other stockholders.

ix.
Directors, officers, and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, as such securities may be traded without that person’s consent (for failing to meet a margin call or if they default on the loan) at a time when they possess material nonpublic information or otherwise are not permitted to trade. However, in the case of a pledge to collateralize a loan unrelated to securities trading, such as a home loan, the Compliance Officer may pre-clear the proposed pledge in limited circumstances upon concluding the transaction does not misuse material nonpublic information, provided that if an Executive Officer or director of the Company is pledging to collateralize a loan unrelated to securities trading, the full Board is required to approve the proposed pledge.

x.
Executive Officers and directors who purchase Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa), as short-term trading of the Company’s securities may be distracting and may unduly focus the person on short-term stock market performance, instead of the Company’s long-term business objectives, and may result in the disgorgement of any short swing profits.

xi.
Any director or employee of the Company holding a vice president-level title or higher may only sell Company securities pursuant to a 10b5-1 Plan (as defined below) as approved pursuant to the provisions below (for purposes of clarity, such persons may execute purchases of Company securities pursuant to this Policy without a 10b5-1 Plan).

xii.
The prohibitions described in Sections V(a)(i) and (v)-(vi) also apply to trading in the securities or derivatives of any company: (1) on the basis of material nonpublic information Insiders have gained in the course of, or in connection with, employment by or service to the Company, or (2) about which Insiders have material nonpublic information.

xiii.
Any waiver of this Policy requires approval by the Board, and any other requisite approvals of this Policy by the Board as set forth herein may be secured through electronic email communication.

b.
Only Designated Company Spokespersons Are Authorized to Disclose Material Nonpublic Information.

U.S. federal securities laws prohibit the Company from selectively disclosing material nonpublic information. The Company has established a Disclosure and Regulation FD Policy (the “Reg FD Policy”), which includes procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Employees must follow the Reg FD Policy, which among other things prohibits employees from in any manner disclosing material nonpublic information to anyone outside the Company, including family members and friends, and including social media or electronic communications. Any inquiries about the Company should be directed to the Company’s Corporate Communications Department.

c.
Blackout Periods.

i.
The period beginning fourteen (14) calendar days prior to the last day of the last calendar month of each quarter and ending two (2) trading days following the date of public disclosure of the financial results for that quarter (the “Quarterly Blackout Period”) is a particularly sensitive period of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors, and certain other employees and consultants will, during that period, often possess material nonpublic information about the expected financial results for the quarter. Except as set forth in Section V(e) below, no Insider may trade in Company Securities during a Blackout Period (as defined below), although the Committee may waive the restriction if it determines such person does not possess material nonpublic information.

ii.
The Compliance Officer, in consultation with Company management, may, from time to time, designate special blackout periods (“Special Blackout Periods” and together with the Quarterly Blackout Period, the “Blackout Period”) during which trading in Company securities by all Insiders shall be prohibited.

iii.
No Insider may disclose to any outside third party that a Special Blackout Period has been designated.

d.
Procedures for Approving Trades by Insiders.

i.
Regardless of the proposed timing or type of trade, no Insider may trade in Company securities until:

1.
The person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s);

2.
The person trading has certified to the Compliance Officer in writing at the time of such proposed trade(s) that (i) he or she is not in possession of material nonpublic information concerning the Company, and (ii) the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act;

3.
The person trading has notified and received approval from the Committee for the filing of a Form 144 with the SEC, if applicable; and

4.
The Committee has approved the trade(s), and the Compliance Officer has certified such approval in writing.

ii.
Trades made pursuant to 10b5-1 Plans.

1.
The Company must pre-approve any plan, arrangement, or trading instructions, etc. prepared pursuant to Rule 10b5-1 involving potential sales (or purchases) of stock, option exercises and sales, etc. (any such plan prepared in accordance with Rule 10b5-1, a “10b5-1 Plan”).

2.
In reviewing any 10b5-1 Plan, the Company shall:

A.
Verify that at the time a 10b5-1 Plan is entered into, there is no material nonpublic information about the Company (even if the Insider proposing the 10b5-1 Plan is not aware of such information);

B.
Ensure that the first trade authorized by any 10b5-1 Plan does not occur before the later of (x) 90 days after adoption (including deemed adoption) of the 10b5-1 Plan or (y) two business days after disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 Plan was adopted (subject to a maximum of 120 days after adoption of the 10b5-1 Plan);

C.
Ensure that the 10b5-1 Plan provides, where appropriate, for compliance with the restrictions set forth in Section V(c) above;

D.
Consider whether a public announcement of the 10b5-1 Plan should be made; and

E.
Ensure that the 10b5-1 Plan includes a procedure with whomever is handling the transactions pursuant to the 10b5-1 Plan that will guarantee:

I.
Prompt filings of Forms 4 and 5 with the SEC after each transaction; and
II.
Compliance with Rule 144 and/or Rule 145, if appropriate, at the time of any sale.

iii.
The existence of the foregoing approval processes does not in any way obligate the Compliance Officer or the Committee to approve any particular trades or 10b5-1 Plans proposed by Insiders. The Compliance Officer may reject any trading requests or 10b5-1 Plans at the Compliance Officer’s sole reasonable discretion.

iv.
Regardless of whether an Executive Officer or a member of the Board has plans to trade in the Company’s securities, any Form 144 filing by such Insider with the SEC must be approved by the Committee prior to any filing. In addition, such Insider must also provide notice to the chair of the Compensation Committee of the Board of their intention to file a Form 144 with the SEC or effect any trading in the securities of the Company.

e.
Exceptions to Trading Prohibitions.

The prohibition on trading in Company securities during Blackout Periods or while otherwise in possession of material nonpublic information does not apply to:

i.
purchases made under an employee stock purchase plan operated by the Company, if applicable; provided, however, that the securities so acquired may not be sold during a Blackout Period;

ii.
exercises of stock options or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligation, in each case in a manner permitted by the applicable stock option; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) during a Blackout Period or, if outside a Blackout Period, without receiving the approval of the Committee;

iii.
automatic sales of shares of the Company’s common stock through a Company-contracted service provider or broker to cover any taxes due as a result of the vesting of restricted stock or restricted stock units, where the amount of shares sold is based on the Insider’s taxable income, the market price of the common stock on the date that the restricted stock or restricted stock units vest (the “Vesting Date”), and the market price on the date of the sale, which date shall be as soon as possible after the Vesting Date;

iv.
purchases or sales made pursuant to a 10b5-1 Plan;

v.
bona fide gifts of securities; provided that whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift (i.e., The more unrelated the donee is to the donor, the more likely the gift would be considered bona fide. For example, gifts to charities, churches, and service organizations would not be considered trading in Company securities. On the other hand, gifts to dependent children followed by a sale of the “gift” securities in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, make the gift not bona fide.); and

vi.
any surrender of vested shares by pursuant to a final divorce decree and/or settlement agreement.

f.
Priority of Statutory or Regulatory Trading Restrictions.

The trading prohibitions and restrictions set forth in this Policy will be superseded by any more expansive prohibitions or restrictions prescribed by federal or state securities laws and regulations. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.

g.
Notification of Approved Trades After Execution.

Any Insider who is permitted to trade Company securities pursuant to any provision of this Section V must notify the Compliance Officer, by email and/or facsimile transmission, promptly upon the execution of such trade, but in no event later than the next business day after the execution of such trade. Such notice shall include all relevant details of such trade, including, but not limited to:

i.
the name of the entity in whose name the trade was made;

ii.
the type and amount of securities subject to the trade;

iii.
the price at which the securities were traded; and

iv.
the new number of securities owned, directly or indirectly, by the Insider subsequent to the execution of the trade.

VI.
POTENTIAL CIVIL, CRIMINAL, AND DISCIPLINARY SANCTIONS

a.
Civil and Criminal Penalties.

The consequences of prohibited insider trading or tipping can be severe and can include significant fines and imprisonment. The Company and/or the supervisors of the person violating the rules may also face major civil and/or criminal penalties.

b.
Company Discipline.

Violation of this Policy or federal or state insider trading or tipping laws by any director, officer, or employee, or their family members, or by any corporation, partnerships, trust, or other entity owned or controlled by any of the foregoing persons, or any Applicable Trust or Applicable Corporation, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company up to and including termination for cause.

c.
Reporting of Violations.

Any Insider who violates this Policy, the Reg FD Policy, or any federal or state laws governing insider trading or tipping, or knows of such violation by any other Insiders, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the other Committee member and the Company’s outside legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC, Nasdaq, or other appropriate regulatory authority.

VII.
INQUIRIES.

Please direct all inquiries regarding this Policy to Nick Pizzie, Chief Financial Officer of the Company, or Hunter Murdock, General Counsel of the Company.